SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2009

UNIVERSAL BIOENERGY, INC.

(Exact name of Registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

Nevada	333-123465	20-1770378
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

128 Biodiesel Drive	38858
Nettleton, MS
(Address of principal executive offices)	(Zip Code)

662-963-3333

 Registrant's telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below of the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
The Company would like to report the following significant event concerning its debt financing. The Company began negotiating in July 2008 with its two main debt holders to convert their notes to non-voting, non-trading preferred shares. Lacroix International Holdings Ltd. previously held a note for $1.65 million dollars plus accrued interest and Mortensen Financial Ltd. held multiple notes totaling $991,602 plus accrued interest. On September 17, 2008, Mortensen and Lacroix elected to convert their debt holdings to convertible preferred shares. Additionally, Mortensen elected to convert its 1,000,000 shares of common stock to preferred shares based on a conversion ratio of 10:1. The cancellation of Mortensen’s common shares is on record at the company’s transfer agent. Accordingly, Mortensen and Lacroix now own 149,580 and 82,500, respectively, of preferred shares in Universal with contractual lock-up until March 17, 2009. After the contractual lock-up, those preferred shares may be converted at the holder’s option to common shares at a conversation rate to be mutually agreed upon by Company’s Board of Directors and the preferred holder. Universal expects to have the final conversation rate agreed upon prior to March 17, 2009.

After Mortensen and Lacroix’s conversion of debt to preferred equity, the company’s debt burden was reduced from $2,641,602 plus accrued interest to less than $200,000. Universal’s management believes the debt reduction and the corresponding elimination of liens on the assets will better enable the Company to pursue outside financing options, including possible collateralized financing using the unencumbered assets. As of this time, the company’s transfer agent’s records reflect that Mortensen and Lacroix continue to hold all of the shares issued to them by the company.

UNIVERSAL BIOENERGY, INC.
(Registrant)

Date: February 3, 2009	By:	/s/ Richard Craven
Richard Craven
Chief Executive Officer of
Universal Bioenergy, Inc.